Exhibit 99.1

Ollie’s Bargain Outlet Announces Executive Promotions and Appointments as Part of Anticipated Leadership Succession

John Swygert to Transition to Executive Chairman in Early 2025
Eric van der Valk Promoted to President and Will Become CEO in Early 2025
Robert Helm Promoted to Executive Vice President
Chris Zender Appointed to Executive Vice President and Chief Operating Officer

HARRISBURG, Pa., June 05, 2024 (GLOBE NEWSWIRE) – Ollie’s Bargain Outlet Holdings, Inc. (NASDAQ: OLLI) (“Ollie’s” or the “Company”) today announced a number of executive promotions, appointments, and anticipated changes as part of the Company’s succession plan, including:

•	The transition of John Swygert to Executive Chairman in early 2025
•	The promotion of Eric van der Valk to the role of President, effective immediately, and to Chief Executive Officer in early 2025
•	The promotion of Robert Helm to Executive Vice President, effective immediately
•	The hiring and appointment of Chris Zender as Executive Vice President and Chief Operating Officer, effective June 17, 2024

On behalf of Ollie’s Board of Directors, Richard Zannino, lead independent director said, “John is having an amazing run with Ollie’s. In his twenty plus years with the Company, he has helped Ollie’s grow from a 28-store chain with $100 million of annual revenue to America’s largest and most profitable closeout retailer with over $2 billion in annual revenues and 518 stores in 30 states. The announced changes are the culmination of John’s interest in transitioning to the Executive Chairman role and a rigorous succession planning process conducted by the board.”

Mr. Zannino continued, “Since joining Ollie’s, Eric has played a pivotal role executing the Company’s growth plans, including leading transformational change across the organization that has driven improved execution and operating efficiencies. He has fully demonstrated both his leadership capabilities and his cultural embodiment of the Ollie’s way, making him the ideal candidate to succeed John as CEO, as John fulfills his desire to move up to Executive Chairman. We are confident the succession plan announced today will enable a seamless transition in the leadership of Ollie’s and set the Company up for continued success in the years to come.”

Commenting on the announcement, John Swygert, Chief Executive Officer, said, “I could not be more proud of everything we have accomplished during my time at Ollie’s. Everyone loves a bargain, and our continued growth and success validates the portability, predictability, and profitability of our model. We have built a very strong team of executives and merchants that are delivering the very best deals for our customers, driving consistent execution in our stores, and producing strong financial results for our shareholders. Eric has more than demonstrated his ability to be our next CEO. Rob Helm has been an incredible addition to the Ollie’s team and his promotion to EVP and expanded role is well-deserved. We are also excited with the addition of Chris Zender to the team and welcome him to the Ollie’s family. We are executing on all levels and our future has never been brighter. I look forward to fully supporting Eric, Rob, Chris, and the entire Ollie’s team as we transition into our new roles and continue to build on Ollie’s success of delivering great deals to our customers.”

Eric van der Valk Promoted to President

The Company is promoting Eric van der Valk, Executive Vice President and Chief Operating Officer, to President, effective immediately, and he will become CEO when Mr. Swygert transitions to the Executive Chairman role, which is anticipated in early 2025. As President, Mr. van der Valk will gain direct oversight of marketing in the near term. Mr. van der Valk joined Ollie’s in 2021 as Executive Vice President and Chief Operating Officer and has led transformational changes across the Company’s supply chain, store operations, and store design that have resulted in improved execution and operating efficiencies. Prior to joining Ollie’s, he served as President and Chief Operating Officer of Christmas Tree Shops, a discount retailer specializing in seasonal, home décor, consumables, and closeouts.

Robert Helm Promoted to Executive Vice President

The Company is also promoting Robert Helm to Executive Vice President, effective immediately. Mr. Helm joined OIlie’s in 2022 and made an immediate positive impact on the organization. His extensive financial experience and strong leadership have helped position the business to deliver consistent growth and profitability. In addition to his current responsibilities as Chief Financial Officer, he will also assume responsibility for Real Estate effective immediately, and Information Technology, in early 2025 when John moves to Executive Chairman.

Chris Zender Appointed as Executive Vice President and Chief Operating Officer

The Company also announced today that Chris Zender will be joining Ollie’s as our Executive Vice President and Chief Operating Officer, effective June 17, 2024. He will have responsibility for store operations, loss prevention, and supply chain and will report to Eric van der Valk, President of Ollie’s. Mr. Zender brings over 30 years of operational and leadership experience to Ollie’s. He joins Ollie’s from Variety Wholesalers, where he most recently served as President and Chief Operating Officer since 2023. He joined Variety Wholesalers in 2013 as the Executive Vice President and Chief Operating Officer and was promoted to President in 2023. Prior to joining Variety Wholesalers, Mr. Zender worked in various operating roles of increasing responsibility at Home Depot, K&G Fashion Superstore/The Men’s Wearhouse, and Value City Department Stores.

“I am excited to be joining Ollie’s as Chief Operating Officer,” said Mr. Zender. “Ollie’s is a great company with a tremendous amount of growth ahead of it. I look forward to the opportunity to continue to enhance the Company’s operations and execute the successful business model that has been created at Ollie’s.”

First Quarter Fiscal 2024 Financial Results

In a separate press release issued today, Ollie’s Bargain Outlet reported its financial results for the first quarter of fiscal 2024. The Company will host an earnings conference call at 8:30 am ET to discuss the results.

About Ollie’s

We are America’s largest retailer of closeout merchandise and excess inventory, offering Real Brands and Real Bargain prices®! We offer extreme value on brand name products in a variety of departments, including housewares, food, books and stationery, bed and bath, floor coverings, toys, health and beauty aids, and more. We currently operate 518 stores in 30 states and growing! For more information, visit http://www.ollies.us

Investor Contact:
John Rouleau
ICR
John.Rouleau@icrinc.com

Media Contact:
Tom Kuypers
Senior Vice President – Marketing & Advertising
717-657-2300
tkuypers@ollies.us